SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  April 13, 2011

NewCardio, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)
Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2350 Mission College Blvd., Suite 1175, Santa Clara, CA		95054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(408) 516-5000
N/A
(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 5, 2011, NewCardio, Inc. (the “Company”) issued a draw down notice to borrow $300,000 under its $1.5 million credit facility to be funded on April 13, 2011.  On April 14, 2011, the Company advised the lenders that the funding had not been received and provided the required notice that failure to cure such default on or prior to April 21, 2011 would result in the warrants originally issued in connection with the entry into the credit facility to any defaulting lender becoming void.  As of April 19, 2011, the Company has received $100,000 of the requested advance from one of the lenders.

Advances under the credit facility bear interest at the rate of 12% per annum and are due and payable, together with (i) any additional draw downs that the Company accesses through the expiration of the line in July 31, 2011, (ii) the Company’s outstanding indebtedness under its former $3 million credit facility, and (iii) all accrued interest on the outstanding indebtedness under both credit line arrangements, on September 30, 2011.

Under the terms of the $1.5 million credit facility, as amended, the lenders have the right, exercisable through May 17, 2011, to appoint a majority of the Company’s board of directors.  This right is subject to extension in the event of further draw downs for a period of 20 business days following each draw down. As of the date hereof, the lenders have not exercised this right.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: April 19, 2011	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer